THE COVANCE INC. EMPLOYEE STOCK PURCHASE PLAN
                                 AMENDMENT NO. 1

      Covance Inc. hereby amends the Covance Inc. Employee Stock Purchase Plan (the "Plan") as follows:

      Section 4.3 shall be amended to increase the number of shares that may be offered under the Plan from 1,000,000 to 3,000,000 shares by deleting Section
4.3 in its entirety and replacing it with the following:

           4.3 MAXIMUM OFFERING: The maximum number of shares of Stock which shall be issued under the Plan, subject to adjustment upon changes in capitalization of the Company as provided in Section 9.3, shall be 3,000,000 shares. If the total number of shares which would be purchased during any Offering Period exceeds the maximum number of available shares, the Committee shall make a pro rata allocation of the available shares in a manner that it determines to be equitable and the balance of payroll deductions credited to the Accounts of Participants shall be returned to such Participants as soon as administratively practicable.

      To record the adoption of this Amendment No. 1 to the Plan, Covance Inc. has authorized its officers to affix its name this 15th day of March, 2000.



COVANCE INC.



_____________________________________
By:  Jeffrey S. Hurwitz
     Corporate Senior Vice President,
     General Counsel and Secretary